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                                                                   EXHIBIT 10.15
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                                                             1/st/ December 1998



Dear Sirs,


Further to our discussions and correspondence, I wish to summarize the understandings we have reached pertaining to our cooperation with respect to the sale of non-exclusive licenses to use Verisity's products in Sweden, Denmark, Finland and Norway ("The Territory").

1. As agreed, ISS AB shall vigorously act within the Territory in order to promote the sale of licenses to use Verisity's products and to that end ISS AB shall, inter alia, explore the market for the Products, approach potential customers, refer potential customers to Verisity etc. For the removal of doubt, it was agreed that as long as ISS AB act in cooperation with us under this letter of understanding ISS AB shall not be engaged, directly or indirectly, with the sale, distribution or marketing, in any way whatsoever, of similar or competitive products to Verisity's products.

     1.1 ISS AB shall be entitled to a commission with respect to any final and binding purchase of a license from Verisity during the term of this letter of understanding as follows: With respect to the first license purchased from Verisity by a new customer with in the territory during the term of this letter of understanding as a direct result of ISS AB efforts and activities--[*] of the license fee. A new customer is defined as a company or a division of a company who was not using Verisity technology prior to the initial license sale. In any case of a dispute regarding this issue, it will be solely determined by the CEO of Verisity.

          Any additional license purchased from Verisity during the term of this letter of understanding by those new customers-[*]of the license fee.

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


                                      -1-
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2.

     2.1 The commission shall be paid with respect to orders which have been accepted by Verisity, have had all contingencies removed and have been invoiced and actually paid to Verisity by the customer. Contingent orders are not eligible for payment of a commission until the customer actually pays Verisity.

          For the removal of doubt, any order which is canceled or revoked by the customer, or for which payment is not actually received, will not entitle ISS AB to a commission.

          ISS AB commission shall be paid by Verisity within 15 days from the actual receipt by us of the initial license fee from any relevant customer.

     2.2 ISS AB commission will be based on the actual amount of the license fee paid by each customer in U.S$ including the initial annual maintenance and support fee paid by such customer for the first year of maintenance and support, all as specified in the final purchase order of the customer approved by Verisity. For the removal of doubt, no commission will he paid with raspect to any extension of maintenance and support by a customer beyond the first year.

     2.3 Commissions on sales which are split between multiple sales areas or which will entitle another person or entity to receive a commission, will be paid based on the portion of the sale credited to ISS AB activities. The ratio of any such splits will be solely determined by the CEO of Verisity.

     2.4 Should our cooperation under this letter of understanding expire or be terminated for any reason, commissions will be paid for non-contingent, non-cancelable and non-refundable orders invoiced and actually paid to Verisity prior to such expiration or termination date.

     2.5 ISS AB have agreed not to assign or give any part of the above commission to any agent, customer, customer representative or other person as an inducement for obtaining an order.
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     3.   ISS AB shall act as an independent consultant acting on its own expense and risk and in no event shall ISS AB hold itself to be our agent. Furthermore, ISS AB shall not be entitled to obligate or bind us in any and all matters, and inter alia, ISS AB shall not be entitled to take or accept any orders from end-users for the products.

     4. The arrangement under this letter of understanding shall be in force for a period of 6 months. Notwithstanding the above, each party may terminate the cooperation under this letter of understanding for any reason whatsoever upon a 30 days prior written notice to the other party. For the removal of doult, ISS AB shall not be entitled to any payment or compensation upon such expiration or termination. Upon expiration or termination of our cooperation, ISS AB shall cease any activity with respect to verisity and its products and ISS AB shall not use the Verisity name in any way whatsoever.

     5. ISS AB will execute the Verisity Confidentiality, Proprietary Information and Inventions Agreement, attached for ISS AB reference.

     6. ISS AB shall give Verisity monthly reports detailing ISS AB activities under this letter of understanding.

     7. ISS AB rights and obligations hereunder may not be assigned, delegated, pledged or otherwise transferred, in whole or in part.

     8. The understandings contained in this letter shall be governed and construed in accordance with the internal laws of the State of California, without giving effect to its rules of conflicts of laws. The understandings contained herein will not be governed by or construed in accordance with the United Nations Convention on Contracts for the International Sale of Goods.

We hope that this letter fully summarizes our understandings. Please confirm ISS AB agreement to the above by signing a copy of this letter and returning it to us.

                                             Sincerely yours,


                                             Gideon Kedem,
                                             European Sales Director
                                             Verisity Design Inc.

I agree to all of the above and
undertake to act accordingly.  /s/ Gideon Kedem
                               1/12/98

/s/ Ronny Stromberg
Ronny Stromberg, ISS AB

1 Dec 1998